Exhibit 10.1
November 16, 2023

Ahmed Pasha

Dear Ahmed,

I am delighted to confirm an offer from Fluence Energy, Inc. (“Fluence”) as the Chief Financial Officer reporting to Julian Nebreda, Chief Executive Officer. The effective date is January 1, 2024. This position is considered a Section 16 Officer position subject to certain external disclosures as Fluence is a publicly traded company. For this position, you may work from the Fluence Arlington, Virginia office. Fluence requires certification of your eligibility to work in the United States and will require documents evidencing such eligibility from you. In this position you will participate in, or be eligible for, the compensation and benefits outlined below in accordance with the job being evaluated as an Executive Officer at the Executive Officer job grade level EO4. All details within this letter are dependent on approval by the Fluence Compensation and Human Resources Committee and the Fluence Board of Directors.

COMPENSATION AND BENEFITS

Base Salary: Your annual base salary will be $530,000 paid in one-twelfth increments monthly. Your next annual base salary review will be for a January 1, 2025 merit increase consideration and will be reviewed annually thereafter in accordance with Fluence policy and practice, subject to approval by the Board of Directors Compensation and Human Resources Committee.

Annual Incentive Plan: You are eligible to participate in the Fluence Annual Incentive Plan (“AIP”) effective as of your first day of employment with Fluence, with a target incentive of 75% of your annual base salary as defined in the plan. The AIP award is based upon company performance measured against established objectives for the fiscal measurement year. The AIP award is typically paid in the first business quarter following the end of each fiscal year. Your potential receipt of this AIP award is subject to approval by the Board of Directors Compensation and Human Resources Committee. The plan administrator reserves the right to make determinations regarding the plan at any time.

Benefits: You are eligible to participate in Fluence’s Health and Welfare Benefits Programs and Fluence’s short-term and long-term disability, accidental death and dismemberment, and life insurance plans, beginning on your first day of employment with Fluence.

Retirement: You will be eligible to participate in The Fluence Energy Savings Plan, which is a 401(k) plan, after you receive your first paycheck. You may contribute up to 50% of your gross salary to your account in accordance with the terms and conditions of the retirement plan and you will receive a company matching contribution of 100% of your contributions up to 5% of your gross salary.

Long-term Incentive Award: We also want you to share in Fluence Energy’s vision and its future. The Board of Directors Compensation and Human Resources Committee is currently in the process of creating an annual long-term incentive (LTI) program for eligible employees which is expected to be adopted and become effective during the first quarter of fiscal 2024. Awards under the new LTI program may be delivered in the form of stock and/or cash and may be subject to time-based, or performance-based vesting conditions (or a combination of both). Based on your role, you will be eligible to participate in this annual LTI program. For your first LTI award will be effective on your first day of employment with Fluence with a grant date value of $1,200,000. For each annual grant cycle thereafter, the value of the award that you will be eligible to receive will be determined based on a combination of information such as market data, your individual performance, and internal compensation alignment among other similarly graded positions. Awards made under the new LTI program will be subject to the terms and conditions of the plan document and an award agreement. The plan administrator reserves the right to make determinations regarding this plan at any time. Further details will be provided to you in the coming weeks.

Sign on LTI Equity Award: You will receive a one-time Fluence equity award of $750,000 grant value, delivered on the same grant date and subject to the same provisions as describe above, subject to approval by the Board of Directors Compensation and Human Resources Committee. This sign-on LTI award is provided to offset the estimated value of your unvested LTI, minus the value of the sign-on LTI

Special Cash Bonus below, that will be forfeited from your current employer upon your transition to Fluence.

Sign on Annual Incentive Special Cash Bonus: You will receive a one-time payment in an amount equal to the AES actual calculated fiscal 2023 annual incentive award, subject to approval by the Board of Directors Compensation and Human Resources Committee and subject to taxes, paid by March 31, 2024, provided you remain employed with Fluence on the payment date. This special bonus is provided to offset your annual incentive award for calendar year 2023 for your time worked at AES during 2023 that will be forfeited by them upon your transition to Fluence. Amount not to exceed $507,400 which is the equivalent of two times your annual incentive at target performance with AES.

Sign on LTI Special Cash Bonus: You will receive a one-time payment of $250,000, subject to the approval of the Board of Directors Compensation and Human Resources Committee and subject to taxes, paid by February 29, 2024, provided you remain employed with Fluence on the payment date. This special bonus is provided to offset equity vesting at AES that would have occurred in February 2024 to provide you with then immediate access to these funds.

Executive Severance Plan: As an Executive Officer of Fluence, you are eligible to participate in the Fluence Executive Severance Plan, subject to approval by the Board of Directors Compensation Committee. Further details will be provided to you in the coming weeks.

Executive Officer Policies: Fluence maintains company policies applicable to all employees. In addition, you are subject to additional policies applicable only to Executive Officers, specifically the Fluence Executive Stock Ownership Policy and the Fluence New SEC Clawback Policy, as approved by the Board of Directors Compensation and Human Resources Committee. Further details will be provided to you in the coming weeks.

New Hire Paperwork Agreement: Prior to your first date of employment with Fluence, you will receive a list of pre-hire documents. By signing this offer, you are agreeing to send back all new hire paperwork no later than one week prior to starting with Fluence. If HR does not receive the signed documentation, your start date may be delayed.

ACCEPTANCE PROCESS

Ahmed, your experience and background will be an asset to this position, and we look forward to you joining Fluence. To confirm your acceptance of this offer, please print this letter, sign, and return it to me by email within three business days of the date on this letter. If you have any questions concerning the terms of this offer, please do not hesitate to contact me.

Sincerely,

/s/ Larissa Cerqueira
Larissa Cerqueira
Chief Human Resources Officer

Your employment with Fluence Energy is and will be “at will” employment, for an indefinite period. This means that you or the Company may terminate the employment relationship at any time, for any reason or for no reason. No oral or written representation made by anyone at Fluence may change the “at will” nature of this relationship. You retain the option, as does Fluence, of ending your employment with Fluence at any time, with or without notice and with or without cause. This letter is governed by the laws of Virginia. Fluence is an “at will” employer; this letter does not constitute a contract for employment.

Read and Accepted:
Signature: __/s/ Ahmed Pasha___________________ Date: _11/16/2023____________________
Ahmed Pasha Start Date: January 1, 2024